Exhibit 5.1

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August 11, 2020

Atlas Technical Consultants, Inc. 13215 Bee Cave Parkway, Bldg. B, Suite 230 Austin, TX 78738

Ladies and Gentlemen:

We are acting as special counsel to Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale by the Company of 5,000,000 shares (the “Firm Shares”) of its Class A common stock, par value $0.0001 per share (the “Class A common stock”) and the proposed offer and sale by the selling stockholder (the “Selling Stockholder”) listed in the Registration Statement (defined below) of 1,250,000 shares of Class A common stock (the “Secondary Shares”), including an additional 937,500 shares of Class A common stock, if any, to cover the exercise of an option to purchase additional shares (the “Options Shares”), pursuant to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2020, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”). The Firm Shares, the Secondary Shares and the Option Shares are collectively referred to herein as the “Shares” and the offering of the Shares is referred to herein as the “Offering.” The Class A common stock to be offered by the Selling Stockholder consists of Class A common stock that is issuable upon redemption of membership interests (“Atlas Holdings Units”) in Atlas TC Holdings LLC, a Delaware limited liability company (“Atlas Holdings”) together with an equal number of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) of the Company, pursuant to the amended and restated limited liability company agreement Atlas Holdings (the “Holdings LLC Agreement”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto, (iii) a definitive underwriting agreement, in the form filed as an exhibit to the Registration Statement, with respect to the sale of the Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and (iv) any Class A common stock issuable upon redemption of Atlas Holdings Units and shares of Class B common stock will have been issued in accordance with the Holdings LLC Agreement.

Atlas Technical Consultants, Inc. August 11, 2020 Page 2

In connection with the opinion expressed herein, we have examined, among other things, (i) the Second Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company, (ii) the Holdings LLC Agreement, (iii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iv) the Registration Statement and (v) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a)	with respect to the Firm Shares to be issued and sold by the Company, when such Firm Shares have been issued and delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein (not less than the par value of the Class A common stock), such Firm Shares will be duly authorized, validly issued, fully paid and nonassessable; and
(b)	with respect to the Secondary Shares and the Option Shares proposed to be sold by the Selling Stockholders, such Secondary Shares and Option Shares have been duly authorized and, when such shares have been issued upon redemption and exchange of Atlas Holdings Units and shares of Class B common stock for an equivalent amount of Class A common stock in accordance with the Holdings LLC Agreement, will be validly issued, fully paid and nonassessable;

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the foregoing opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

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We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Offering.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP